UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 5, 2006 (December 30, 2005)

Heritage Property Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31297	04-3474810
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

131 Dartmouth Street, Boston,
Massachusetts		02116
(Address of principal executive		(Zip Code)
offices)

(617) 247-2200
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 30, 2005, Heritage Property Investment Trust, Inc. (the “Company”) entered into an amendment to the Employment Agreement between the Company and Mr. Thomas C. Prendergast, the Company’s Chairman, President and Chief Executive Officer (the “Amendment”).  A copy of the Amendment is attached hereto as Exhibit 10.1.

The Amendment eliminates from Mr. Prendergast’s employment agreement the provision that previously obligated the Company to make payments to Mr. Prendergast to offset any taxes he would have incurred in connection with his exercise of certain stock options.  In consideration for his agreement to eliminate the provision, the Company has made a one-time cash payment to Mr. Prendergast of $6.4 million.  Except as noted in this report, all other provisions of Mr. Prendergast’s employment agreement remain unchanged by the Amendment, including the provision obligating the Company to make payments to Mr. Prendergast to offset any taxes he incurs in connection with the vesting of certain performance shares.

As previously disclosed, the determination of the accounting consequences of the tax-offset provision with respect to Mr. Prendergast’s stock options required the Company to restate its audited financial statements for the fiscal years ended December 31, 2003 and 2004, and its unaudited financial statements for the quarterly periods ended March 31, and June 30, 2005.  As described in its Current Report on Form 8-K filed on October 20, 2005 with the Securities and Exchange Commission (the “SEC”), the Company determined that the restatement was necessitated by the Company’s error in not previously recording a liability with respect to the tax-offset provision, and having treated Mr. Prendergast’s stock options as fixed awards pursuant to APB Opinion No. 25 Accounting for Stock Issued to Employees (“APB Opinion No. 25”) and related Interpretations.  In that 8-K, the Company concluded that a liability for the tax-offset provision should have been recorded in the Company’s historical financial statements and that this liability was subject to variable accounting treatment pursuant to the Financial Accounting Standards Board (“FASB”) Interpretation No. 44 Accounting for Certain Transactions Involving Stock Compensation—an Interpretation APB Opinion No. 25 (“FIN No. 44”).  In addition, the Company concluded that the stock options covered by the tax-offset provision were subject to variable accounting treatment pursuant to FIN No. 44.  The results of these conclusions were reflected in the Company’s amended financial statements, as contained in the Company’s amended Annual Report on Form 10-K/A for the year ended December 31, 2004, and amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, and June 30, 2005, each as filed with the SEC on November 9, 2005.

As a result of the Amendment, and taking into account the decrease in the Company’s stock price from September 30, 2005 to December 30, 2005, the date the tax-offset provision was eliminated, the Company’s general and administrative expense associated with the tax-offset provision for the quarter ended December 31, 2005 decreased by approximately $0.7 million.  At December 31, 2005, the Company’s general and administrative expense relating to the tax-offset provision was composed of two elements:  the change in the liability for the payment in settlement of the tax-offset provision, and the change in the intrinsic value of Mr. Prendergast’s stock options.  Each of these elements is discussed below.

With respect to the first element, as of December 30, 2005, the liability with respect to the tax-offset provision was $5.0 million, $0.9 million less than the liability accrued in the Company’s financial statements as of September 30, 2005.  This decrease was the result of a decrease in the Company’s stock price from September 30, 2005 to December 30, 2005.  As a result of the Amendment, the amount of the payment to Mr. Prendergast in settlement of the tax-offset provision exceeded the amount of this liability by $1.4 million.  In addition, the amount of the payment exceeded the accrued liability with respect to the tax-offset provision in the Company’s financial statements as of September 30, 2005 by $0.5 million.

However, the expense noted in the preceding paragraph was offset by the second element:  the change in the intrinsic value of Mr. Prendergast’s vested stock options previously subject to the tax-offset provision.  As a result of the decrease in the Company’s stock price between September 30, 2005 and December 30, 2005, the intrinsic value of Mr. Prendergast’s vested stock options decreased by $1.3 million.

However, the Company is required to record an additional $0.1 million of general and administrative expense relating to the intrinsic value of Mr. Prendergast’s unvested options, which expense was not previously required to be recorded in the Company’s financial statements, resulting in a net $1.2 million decrease in general and administrative expense with respect to this second element.

The Company has concluded that, with the elimination of the tax-offset provision relating to stock options from Mr. Prendergast’s employment agreement, in fiscal periods ending after December 31, 2005, the Company will no longer be required to record a liability relating to the tax-offset provision and Mr. Prendergast’s stock options will no longer be subject to variable accounting treatment pursuant to FIN No. 44.  As is the case with other stock options issued under the Company’s equity incentive plan, commencing January 1, 2006, Mr. Prendergast’s stock options will be subject to fixed accounting pursuant to FASB Interpretation No. 123 (revised 2004), Share-Based Payment.

On January 5, 2006, the Company issued a press release announcing the Amendment.  The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

 Item 9.01.                                       Financial Statements and Exhibits.

(d) Exhibits.

*10.1	Fourth Amendment of the Employment Agreement between Mr. Thomas C. Prendergast and the Company, dated as of December 30, 2005.

*99.1	Press release dated January 5, 2006.

*                                         Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE PROPERTY
INVESTMENT TRUST, INC.

/s/Thomas C. Prendergast
Thomas C. Prendergast
President and Chief Executive Officer

/s/David G. Gaw
David G. Gaw
Senior Vice President, Chief Financial
Officer and Treasurer

Dated:  January 5, 2006